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                                                                    EXHIBIT 23.1
                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
PeopleSoft, Inc.:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 registration statement of PeopleSoft, Inc. to be filed on or about September 12, 2003, of our report dated January 22, 2003, except as to note 18, which is as of March 11, 2003, with respect to the consolidated balance sheet of PeopleSoft, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of PeopleSoft, Inc.

Our report refers to our audit of the adjustments that were applied and disclosures added to revise the 2001 and 2000 consolidated financial statements, as more fully described in notes 15 and 17 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments and disclosures.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Mountain View, California
September 12, 2003





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